Exhibit 99

For Release August 19, 2003                    Contact:
4:01 pm                                        Richard F. Latour
                                                        President and CEO
                                                        Tel: 781-994-4800


                    MICROFINANCIAL UPDATES FINANCIAL RESULTS
                  - Cash Collection Activity Remains Strong -

Woburn, MA-- August 19, 2003-- MicroFinancial Incorporated (NYSE-MFI), a leader in Microticket leasing and finance, announced today that portfolio cash receipts remained strong in the month of July.

Cash received from customers for the month ended July 31, 2003 was $11.7 million. While the securitization notes have been paid down according to their repayment schedules, the principal payments made on the senior credit facility have consistently exceeded the amounts required by the long-term bank agreement. As of August 01, 2003, the senior credit facility debt balance outstanding was $78.3 million as compared to an expected $83.3 million for the same period as stated in the bank agreement.

Richard Latour, President and Chief Executive Officer stated, "I am pleased that we continue to make progress on all of our financial initiatives. These include being ahead of our lender's target debt balance by approximately $5.0 million through August 1, 2003 and reducing our total interest bearing debt year to date by over $72 million. In addition, our debt to worth ratio as measured by total liabilities less subordinated debt to total equity plus subordinated debt stood at 1.6 to 1.0 at July 31, 2003.


About Microfinancial

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since
1986.


Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.